EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

GWG HOLDINGS ANNOUNCES APPOINTMENT OF NEW INDEPENDENT AUDITOR

Minneapolis, MN (May 8, 2013) - GWG Holdings, Inc. announced today that on May 3, 2013, the Audit Committee of its Board of Directors engaged Baker Tilly Virchow Krause, LLP to serve as the company’s new independent registered public accounting firm.  Baker Tilly Virchow Krause will be taking over for Mayer Hoffman McCann, P.A.  GWG Holdings earlier announced the dismissal of Mayer Hoffman McCann through an 8-K filed with the U.S. Securities and Exchange Commission on April 19, 2013.

GWG Holdings’ Chief Executive Officer, Jon Sabes, said “Our company greatly appreciates the excellent service that Mayer Hoffman McCann has provided to us, and we express our gratitude to them.  We know that Mayer Hoffman McCann will be important in the process of transitioning our audit work.  As for Baker Tilly Virchow Krause, we are excited to have engaged a nationally recognized firm possessing sophistication and experience in the insurance and financial services industries that has been noted by A.M. Best.  We believe that this appointment was in the best interests of our company as we continue to grow our portfolio and execute our vision for the future.”

Both GWG Holdings and Mayer Hoffman McCann earlier confirmed, in the company’s April 19, 2013 8-K filing with the SEC, that the dismissal of Mayer Hoffman McCann was not related to any disagreement about accounting principles or practices, financial statement disclosure or auditing scope or procedure.

About GWG Holdings, Inc.

GWG Holdings, Inc. (“GWG”) is engaged in the secondary market for life insurance.  GWG, through its subsidiaries, acquires life insurance policies in the secondary market from policy owners who sell their policies at a price greater than the cash surrender value, but less than the face value of the policy’s benefit.  GWG’s strategy is to acquire a large and diverse portfolio of life insurance policies and continue to pay the premiums and hold the policies to maturity in order to collect the policies face value.  For more information about GWG, email: info@gwglife.com, or visit www.gwglife.coms.

Forward-Looking Statements

Statements involving the words “believe,” “intends,” or “expect” (or words of similar import) are “forward-looking statements.”  We have based our forward-looking statements on current assumptions, expectations and projections about future events.  Nevertheless, all forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual transactions, results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements.  Consequently, no representation or warranty can be given that the outcomes expressed in our forward-looking statements will prove to be accurate.  Readers should carefully review the risk factors described in other documents that GWG Holdings files from time to time with the SEC, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

Contact:
GWG Holdings, Inc.
Legal: Beau Mayfield
(877) 494-2388
bmayfield@gwglife.com

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